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                                                                 Exhibit (a)(4)
VALUE INVESTING PARTNERS, INC.

                           OFFER TO PURCHASE FOR CASH

                        ALL OUTSTANDING OF COMMON SHARES
                                       OF

                        ARDEN INDUSTRIAL PRODUCTS, INC.
                                       AT

                              $6.00 NET PER SHARE
                                       BY

                          P O ACQUISITION CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                           PARK-OHIO INDUSTRIES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
              FRIDAY, JULY 25, 1997, UNLESS THE OFFER IS EXTENDED

                                                                   June 26, 1997
TO BROKERS, DEALERS, BANKS,
  TRUST COMPANIES AND OTHER NOMINEES:

     We have been appointed by P O Acquisition Corporation, a Minnesota corporation (the "Purchaser") and a wholly owned subsidiary of Park-Ohio Industries, Inc., an Ohio corporation ("Parent"), to act as Dealer Manager in connection with its offer to purchase all of the outstanding common shares, par value $.01 per share (the "Shares"), of Arden Industrial Products, Inc., a Minnesota corporation (the "Company"), at a price of $6.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated June 26, 1997 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer"), copies of which are enclosed herewith.

     Please furnish copies of the enclosed materials to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, there being validly tendered prior to the expiration of the Offer and not withdrawn, a number of Shares which will constitute at least 50.1% of the combined voting power of the voting securities of the Company on a fully diluted basis as of the date the Shares are accepted for payment pursuant to the Offer. See the Introduction and Sections 13 and 14 of the Offer to Purchase.

     For your information and for forwarding to your clients, we are enclosing the following documents:

          1.  Offer to Purchase dated June 26, 1997;

          2. Letter of Transmittal to tender Shares (together with accompanying Substitute Form W-9);

          3. A printed form of letter which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          4. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, if time will not permit all required documents to reach the Depositary prior to
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     the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

          6.  Return envelope addressed to the Depositary; and

          7. A copy of the Company's Schedule 14D-9, including its letter recommending that shareholders tender their Shares.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JULY 25, 1997, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Depositary Institution (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other persons (other than the fees of the Dealer Manager and Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained by contacting Corporate Investor Communications, Inc., the Information Agent, or Value Investing Partners, Inc., the Dealer Manager, at their respective addresses and telephone numbers set forth on the back of the Offer to Purchase.

                                            Very truly yours,

                                            VALUE INVESTING PARTNERS, INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.